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------                                      U.S. SECURITIES AND EXCHANGE COMMISSION                   ------------------------------
FORM 4                                              WASHINGTON, D.C. 20549                                     OMB APPROVAL
------                                                                                                ------------------------------
                                         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:     December 31, 2001
    longer subject to                  Filed pursuant to Section 16(a) of the Securities              Estimated average burden
    Section 16. Form 4                     Exchange Act of 1934, Section 17(a) of the                 hours per response.........0.5
    or Form 5 obligations                  Public Utility Holding Company Act of 1935                 ------------------------------
    may continue. See                       or Section 30(f) of the Investment Company
    Instruction 1(b).                                    Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Reiter          Joann            M.           F5 NETWORKS, INC. (ffiv)                      to Issuer (check all applicable)
--------------------------------------------   ----------------------------------------------       Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
    401 Elliott Avenue West                       Number of Reporting        Month/Year          X  Officer           Other (specify
--------------------------------------------      Person, if an entity       July 2001          ----              --- below)
                  (Street)                        (Voluntary)             -------------------   (give title below)
    Seattle,         WA             98119                                 5. If Amendment,      VP General Counsel and Corporate
--------------------------------------------                                 Date of Original   Secretary
    (City)        (State)           (Zip)                                    (Month/Year)       ------------------------------------
                                                                                             7. Individual or Joint/Group Filing
                                                                          -------------------   (check applicable line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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  Common Stock                  07/20/01   M              1,250    A        $0.75       22,001              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

FORM 29963                                                                                                                    (Over)
                                                                                                                     SEC 1474 (3/99)
                                                      (Print or Type Responses)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price of
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         Derivative
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Security
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      (Instr. 5)
                             Deriv-       Day/       8)          or Disposed      (Month/Day/
                             ative        Year)                  of (D) (Instr.   Year)
                             Security                            3, 4, and 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Incentive Stock Option       $0.75       07/20/01    M                 1,250                      Common   1,250
(right to buy)                                                                                    Stock
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
9. Number of           10. Ownership of            11. Nature of
   Derivative              Derivative                  Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Month                (Instr. 4)
   (Instr. 4)

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                           D

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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
                                                                                             /s/ Joann Reiter                 8/6/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

FORM 29963
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (3-99)
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